Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-194018 on Form S-8 of our report dated February 27, 2014 except for Note 17, as to which the date is May 5, 2014 related to the financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, appearing in the Definitive Information Statement, which is part of Schedule 14C that was filed with the Securities and Exchange Commission by RCS Capital Corporation on June 11, 2014.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 18, 2014